Exhibit 99

Contact Info:         Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Enterprise Bancorp, Inc. Announces Third Quarter 2010 Net Income of $2.7 Million.

LOWELL, Mass (October 21, 2010) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announced net income of $2.7 million for the quarter ended September 30, 2010, compared to $2.3 million for the quarter ended September 30, 2009, an increase of 20%.  Net income for the nine months ended September 30, 2010 amounted to $8.2 million compared to $5.2 million for the comparable 2009 period, an increase of 59%.  Diluted earnings per share were $0.30 and $0.89 for the three and nine months ended September 30, 2010 compared to $0.28 and $0.63 for each of the same periods in 2009, increases of 7% and 41% respectively.

The increase in net income is primarily attributed to growth in loans, deposits and investment assets under management from the 2009 levels, and an increase in net interest margin. Results for the 2009 year-to-date period were also negatively impacted by the FDIC special assessment and impairment charges on investment securities.

As previously announced on October 19, 2010, the Company declared a quarterly dividend of $0.10 per share to be paid on December 1, 2010, to shareholders of record as of November 10, 2010. The quarterly dividend represents a 5.3% increase over the 2009 dividend rate.

Chief Executive Officer Jack Clancy commented, “We are pleased to report strong financial results.  Deposits, excluding brokered deposits, have grown 17% on an annualized basis since December 31, 2009.  During a period when many banks have experienced declining loan portfolios, our loan balances have grown 4% on an annualized basis since December 31, 2009.”

Mr. Clancy further stated, “Our focus will remain on quality lending growth, as well as deposit and market share growth through continued strategic expansion, as we seize market opportunities that are being presented to strong community banks. We remain committed to making investments in our branch network, technology, and most importantly in our people, to take advantage of market opportunities while positioning the Bank for long-term growth. We anticipate opening our third Southern New Hampshire location in Hudson within the next three to four months.”

Founder and Chairman of the Board George Duncan stated, “We are especially pleased to have been selected by the Great Place to Work Institute® as the #14 Best Workplace, for medium-sized companies, in America. We appreciate that our highly-trained, and motivated employees go the extra mile and this effort greatly benefits our customers, and ultimately, the Bank’s bottom line.  Our employees have an unwavering commitment and focus on the communities and customers that we serve. Local businesses, professionals, non-profits and individuals seek the flexibility, responsiveness and personalized service that a community bank such as Enterprise provides.  As a strong, well-capitalized community bank with state-of-the-art product capabilities delivered with a local and dedicated customer service focus, we are well positioned to meet our communities’ needs.”

Results of Operations

Net interest income for the quarter ended September 30, 2010 amounted to $13.9 million, an increase of $1.4 million, or 11%, compared to the September 2009 quarter.  Net interest income increased $5.6 million, or 16%, for the nine month period ended September 30, 2010 and amounted to $40.9 million, compared to $35.3 million for the nine months ended September 30, 2009.  The increase in net interest income over the comparable 2009 quarter and year-to-date periods was due primarily to loan growth. For the three months ended September 30, 2010, average loan balances increased $70.2 million compared to the three months ended September 30, 2009.  Average loan balances increased $102.8 million for the year-to-date period ended September 30, 2010 compared to the same period in 2009.  Additionally, net interest margin increased to 4.40% for the three months ended September 30, 2010 compared to 4.32% for the quarter ended September 30, 2009.  Net interest margin was 4.42% for the fourth quarter of 2009.

Year-to-date net interest margin was 4.44% and 4.23% for the nine months ended September 30, 2010 and 2009, respectively, and 4.28% for the year ended December 31, 2009.

The provision for loan losses amounted to $1.3 million for the three months ended September 30, 2010, compared to $1.1 million for the same period in 2009.  For the nine months ended September 30, 2010 and 2009, the provision for loan losses amounted to $3.2 million and $3.1 million, respectively.  The provision for loan losses during any period is a function of the level of loan growth and level of general non-performing loans and reserves for specific adversely classified loans and net charge-offs during that period.  Loan balances declined $1.7 million during the quarter ended September 30, 2010 compared to growth of $39.5 million for the same period in 2009. Loan growth during the first nine months of 2010 amounted to $31.7 million compared to $110.3 million for the same period in 2009. For the quarter ended September 30, 2010, the Company recorded net charge-offs of $1.6 million, compared to net charge-offs of $362 thousand for the comparable period ended September 30, 2009.  For the year-to-date period ended September 30, 2010, the Company recorded net charge-offs of $2.4 million, compared to net charge-offs of $887 thousand for the comparable period ended September 30, 2009.  Total non-performing assets to total assets were 1.36% at September 30, 2010, compared to 1.30% at September 30, 2009.  Management continues to closely monitor the non-performing assets, charge-offs and necessary allowance levels, and believes that current loan quality statistics are a function of the current economic environment and reflect more normalized levels compared to the historic lows of recent years. The allowance for loan losses to total loans ratio was 1.70% at September 30, 2010, compared to 1.68% at December 31, 2009 and 1.65% at September 30, 2009.

Non-interest income for the three months ended September 30, 2010 amounted to $2.7 million, an increase of $303 thousand, or 13%, compared to the same quarter last year, primarily resulting from an increase in investment advisory fees.  Non-interest income for the nine months ended September 30, 2010 amounted to $8.6 million, an increase of $1.5 million, or 21%, compared to the 2009 year-to-date period.  The increase in the current year-to-date period primarily resulted from increases in investment advisory fees, deposit service fees and gains on sales of other real estate owned and a reduction in the impairment charges on investment securities, partially offset by decreases in net gains on sales of investment securities and in gains on loan sales.

Non-interest expense for the three months ended September 30, 2010, amounted to $11.2 million, an increase of $688 thousand, or 7%, compared to the same quarter last year, which was due primarily to increases in compensation-related costs.  Non-interest expense for the nine months ended September 30, 2010, amounted to $34.1 million, an increase of $2 million, or 6%, compared to the same period in the prior year. This increase in non-interest expense was related primarily to the Company’s strategic growth initiatives resulting in increases in compensation-related costs, technology and advertising expenses, partially offset by a reduction in deposit insurance expense due to a special assessment in June 2009.

Key Financial Highlights

•                  Total assets were $1.42 billion at September 30, 2010 as compared to $1.30 billion at December 31, 2009, an increase of 9%. Since June 30, 2010, total assets have increased $46.5 million or 3%.

•                  Total loans amounted to $1.11 billion at September 30, 2010, an increase of $31.7 million, or 3%, since December 31, 2009.  Since June 30, 2010, total loans have decreased $1.7 million.

•                  Total deposits, excluding brokered deposits, were $1.26 billion at September 30, 2010 as compared to $1.12 billion at December 31, 2009, an increase of 13%.  Brokered deposits amounted to $3.8 million and $27.9 million on those respective dates. Since June 30, 2010, total deposits, excluding brokered deposits, have increased $49.6 million or 4%.

•                  Investment assets under management amounted to $474.2 million at September 30, 2010 as compared to $433.0 million at December 31, 2009, an increase of 10% since December 31, 2009.  Since June 30, 2010, investment assets under management have increased $32.5 million or 7%.

•                  Total assets under management amounted to $2.0 billion at September 30, 2010 as compared to $1.8 billion at December 31, 2009, an increase of 9% since December 31, 2009.  Since June 30, 2010, total assets under management have increased $76.6 million or 4%.

Enterprise Bancorp, Inc. (the “Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 84 consecutive profitable quarters.  The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The Company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The Company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire.  Enterprise Bank has seventeen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and in the New Hampshire towns of Derry and Salem. The Company has also obtained regulatory approvals to establish a new branch in Hudson, New Hampshire, and expects that this office will be open for business within the next three to four months.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three and nine months ended September 30, 2010 and 2009

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2010	2009	2010	2009

Interest and dividend income:
Loans	$15,334	$14,721	$45,457	$42,436
Investment securities	996	1,055	3,143	3,759
Short-term investments	23	15	43	88
Total interest and dividend income	16,353	15,791	48,643	46,283

Interest expense:
Deposits	2,125	2,941	6,680	9,874
Borrowed funds	37	49	144	211
Junior subordinated debentures	294	294	883	883
Total interest expense	2,456	3,284	7,707	10,968

Net interest income	13,897	12,507	40,936	35,315

Provision for loan losses	1,275	1,140	3,187	3,106

Net interest income after provision for loan losses	12,622	11,367	37,749	32,209

Non-interest income:
Investment advisory fees	880	688	2,613	2,034
Deposit service fees	1,040	1,037	3,046	2,815
Income on bank-owned life insurance	170	155	492	466
Other than temporary impairment on investment securities	—	(8)	(8)	(782)
Net gains on sales of investment securities	—	—	777	971
Gains on sales of loans	208	148	392	526
Other income	362	337	1,296	1,055
Total non-interest income	2,660	2,357	8,608	7,085

Non-interest expense:
Salaries and employee benefits	6,703	6,158	19,825	18,239
Occupancy and equipment expenses	1,302	1,292	3,941	3,952
Technology and telecommunications expenses	839	797	2,761	2,304
Advertising and public relations expenses	477	514	1,758	1,506
Deposit insurance premiums	469	393	1,378	1,720
Audit, legal and other professional fees	280	302	875	927
Supplies and postage expenses	194	201	591	601
Investment advisory and custodial expenses	107	85	353	304
Other operating expenses	837	778	2,631	2,522
Total non-interest expense	11,208	10,520	34,113	32,075

Income before income taxes	4,074	3,204	12,244	7,219
Provision for income taxes	1,345	935	4,026	2,058

Net income	$2,729	$2,269	$8,218	$5,161

Basic earnings per share	$0.30	$0.28	$0.89	$0.63
Diluted earnings per share	$0.30	$0.28	$0.89	$0.63
Basic weighted average common shares outstanding	9,246,601	8,228,897	9,197,269	8,157,273
Diluted weighted average common shares outstanding	9,250,665	8,239,729	9,201,468	8,171,171

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

	September 30,	December 31,	September 30,
(Dollars in thousands)	2010	2009	2009

Assets
Cash and cash equivalents:
Cash and due from banks	$23,856	$25,851	$30,737
Short-term investments	96,768	6,759	11,102
Total cash and cash equivalents	120,624	32,610	41,839

Investment securities	134,069	139,109	142,904
Loans, less allowance for loan losses of $18,985 at September 30, 2010, $18,218 at December 31, 2009 and $17,488 at September 30, 2009, respectively	1,095,593	1,064,612	1,041,410
Premises and equipment	24,474	22,924	22,281
Accrued interest receivable	5,527	5,368	5,504
Deferred income taxes, net	9,393	10,345	9,646
Bank-owned life insurance	14,257	13,835	13,697
Prepaid income taxes	966	—	359
Prepaid expenses and other assets	9,983	9,466	4,021
Core deposit intangible, net of amortization	—	76	110
Goodwill	5,656	5,656	5,656

Total assets	$1,420,542	$1,304,001	$1,287,427

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,265,504	$1,144,948	$1,127,701
Borrowed funds	15,022	24,876	31,170
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	12,059	14,270	19,003
Income taxes payable	—	98	—
Accrued interest payable	665	1,320	1,270

Total liabilities	1,304,075	1,196,337	1,189,969

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 9,264,732; 9,090,518; and 8,242,291 shares issued and outstanding at September 30, 2010, December 31, 2009 and September 30, 2009, respectively	93	91	82
Additional paid-in capital	42,106	40,453	31,302
Retained earnings	70,505	65,042	63,040
Accumulated other comprehensive income	3,763	2,078	3,034

Total stockholders’ equity	116,467	107,664	97,458

Total liabilities and stockholders’ equity	$1,420,542	$1,304,001	$1,287,427

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the	At or for the	At or for the
	nine months	year	nine months
	ended	ended	ended
	September 30,	December 31,	September 30,
(Dollars in thousands, except per share data)	2010	2009	2009
Balance Sheet Items:
Total assets	$1,420,542	$1,304,001	$1,287,427
Loans serviced for others	65,718	53,659	44,010
Investment assets under management	474,205	433,043	421,553
Total assets under management	$1,960,465	$1,790,703	$1,752,990

Book value per share	$12.57	$11.84	$11.82
Dividends per common share	$0.300	$0.380	$0.285
Total capital to risk weighted assets	11.39%	11.08%	10.35%
Tier 1 capital to risk weighted assets	10.09%	9.77%	9.02%
Tier 1 capital to average assets	8.68%	8.62%	7.91%
Allowance for loan losses to total loans	1.70%	1.68%	1.65%
Non-performing assets	$19,277	$21,695	$16,766
Non-performing assets to total assets	1.36%	1.66%	1.30%

Income Statement Items (annualized):
Return on average assets	0.82%	0.64%	0.56%
Return on average stockholders’ equity	9.83%	8.31%	7.36%
Net interest margin (tax equivalent)	4.44%	4.28%	4.23%